FOR IMMEDIATE RELEASE
AMEX: WOC

Wilshire Enterprises, Inc. Announces Results of Its Annual Meeting of Stockholders; Issues Statement Regarding NYSE Amex Listing

NEWARK, N.J., December 30, 2009 – Wilshire Enterprises, Inc. (“Wilshire” or the “Company”) (NYSE Amex: WOC) announced today that the Company’s nominees for its Board of Directors, Milton Donnenberg and Sherry Wilzig Izak, each were re-elected at the Annual Meeting of Stockholders held on December 29, 2009.

In addition, after careful review and consideration, the Company announced today that it will not be able to submit a plan to regain compliance with the NYSE Amex LLC (“NYSE Amex” or the “Exchange”) continued listing standards.  As previously announced, on December 1, 2009 the Company received a notice dated November 30, 2009 from NYSE Amex indicating that the Company was not in compliance with the continued listing standards set forth in Section 1003(a)(ii) of the Exchange’s Company Guide with stockholders’ equity of less than $4,000,000 and losses from continuing operations and/or net losses in three out of its four most recent fiscal years and Section 1003(a)(iii) of the Exchange’s Company Guide with stockholders’ equity of less than $6,000,000 and losses from continuing operations and/or net losses in its five most recent fiscal years.

The Company was afforded the opportunity to submit a plan to NYSE Amex by December 30, 2009, which was later extended to January 6, 2010, addressing how it intended to regain compliance with Section 1003(a)(ii) and Section 1003(a)(iii) of the Company Guide.  As a result of the decision not to submit a plan, the Company has been informed by NYSE Amex that the Company will be subject to delisting proceedings.

The Company expects that its common stock will be traded on the over-the-counter market and quoted on the OTC Bulletin Board upon delisting from the NYSE Amex.  The Company noted that there can be no assurance that any broker-dealer will be willing to act as a market maker in the Company’s shares or that, if such quotations begin, they will continue for any length of time.

About Wilshire Enterprises
Wilshire is engaged primarily in the ownership and management of real estate investments in Arizona, Texas and New Jersey.  Wilshire's portfolio of properties includes five rental apartment properties with 950 units, 10 condominium units, two office buildings and a retail/office center with approximately 200,000 square feet of office and retail space, and slightly more than 19 acres of land.

FORWARD-LOOKING STATEMENTS
All non-historical statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future.  Such forward-looking statements involve certain risks and uncertainties, including risks cited in reports filed by Wilshire with the Securities and Exchange Commission.  Actual results may differ materially from such forward-looking statements. Wilshire Enterprises, Inc. assumes no obligation for updating any such forward-looking statement at any time.

Company Contact:	Sherry Wilzig Izak, Chairman, 201-420-2796
Agency Contact:	Neil Berkman, Berkman Associates, 310-826-5051